EXHIBIT 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
For the fiscal years ended January 2, 2010, January 3, 2009, December 29, 2007, December 30, 2006 and December 31,
2005
(Millions of Dollars)
The following table has been revised to reflect the adoption of ASC 470-20 “Debt with Conversion Option” for which the Company has recorded non-cash interest expense of $10.2 million, $10.3 million and $7.7 million in 2009, 2008 and 2007, respectively.

	Fiscal Year
	2009	2008	2007	2006	2005
Earnings from continuing operations before income taxes and noncontrolling interest	$283.3	$293.2	$429.3	$351.5	$344.5
Add:
Interest expense	63.7	92.1	92.8	69.3	40.4
Portion of rents representative of interest factor	6.3	8.7	9.3	8.1	6.2

Income as adjusted	$353.3	$394.0	$531.4	$428.9	$391.1
Fixed charges:
Interest expense	$63.7	$92.1	$92.8	$69.3	$40.4
Portion of rents representative of interest factor	6.3	8.7	9.3	8.1	6.2

Fixed charges	$70.0	$100.8	$102.1	$77.4	$46.6

Ratio of earnings to fixed charges	5.0	3.9	5.2	5.5	8.4

93